Exhibit 5.1

September 26, 2019

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

25 Wilton Road

London SW1V 1LW

United Kingdom

Re:	Global Ship Lease, Inc.

Ladies and Gentlemen:

We have acted as counsel to Global Ship Lease, Inc. (the “Company”) in connection with (i) the Company’s registration statement on Form F-1 (File No. 333-233198) (such registration statement as amended or supplemented from time to time, the “Initial Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 9, 2019 and as amended on September 24, 2019, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of Class A common shares, par value $0.01 per share, of the Company; and (ii) the Company’s registration statement filed pursuant to Rule 462(b) of the Securities Act on September 26, 2019, which incorporates by reference the Initial Registration Statement (the “Additional Registration Statement”), for the purpose of registering additional Class A common shares (the “Additional Common Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Initial Registration Statement; (ii) the Additional Registration Statement; (iii) the prospectus of the Company included in the Initial Registration Statement and incorporated by reference into the Additional Registration Statement (the “Prospectus”); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the Republic of the Marshall Islands, the Additional Common Shares have been duly authorized and, when issued, sold and paid for as contemplated in the Additional Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Additional Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP